EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS THIRD QUARTER 2004 RESULTS

CHERRY HILL, NJ, October 27, 2004 - inTEST Corporation (Nasdaq: INTT), a leading independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced its operating results for the quarter ended September 30, 2004.

Net revenues for the quarter ended September 30, 2004 decreased 14% to $19.5 million, compared to $22.7 million for the second quarter of 2004. Net income for the third quarter of 2004 was $1.2 million or $0.14 per diluted share, compared to net income of $2.5 million or $0.29 per diluted share for the second quarter of 2004.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST said, "Late in the third quarter, we saw a significant weakening in the level of our orders in two of our three product segments as several customers either postponed scheduled shipments or canceled orders. In addition, we had higher than expected levels of inventory obsolescence and product warranty expenses during the third quarter, along with higher materials costs related to product mix. Bookings declined to $11.8 million in the third quarter of 2004, compared to $25.2 million for the second quarter of 2004, while our backlog at the end of the third quarter was $8.7 million, down from $16.2 million at the end of the second quarter of 2004. Based on public disclosures of other companies in our industry, we believe the weaker demand is affecting the entire industry."

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer of inTEST said, "Our focus is now on implementing targeted cost containment strategies to bring our operating expenses inline with expected business levels and to offset further anticipated market weakness. Despite this, we will continue to invest in research and development, as new product innovations allow us to effectively support our customers and continue to differentiate inTEST products. Based upon current customer forecasts and business conditions, we expect net revenues for the fourth quarter ending December 31, 2004, to be in the range of $12.5 million to $15 million, with pre-tax loss to be in the range of ($0.22) to ($0.38) per diluted share prior to the effect of the cost containment strategies we will implement."

Investor Conference Call / Webcast Details

inTEST will review third quarter results and discuss management's expectations for the fourth quarter of 2004 and current views of the industry today, October 27, 2004, at 5PM EDT. The conference call will be available at www.intest.com and by telephone at (973) 409-9261. A replay will be available from 8PM EDT on October 27 through midnight on November 3 at www.intest.com and by telephone at (973) 341-3080. The confirmation identification for both the live call and the replay is 5245564.

About inTEST Corporation

inTEST Corporation is a leading independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:
Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation 856-424-6886, ext 201.
David Pasquale, 646-536-7006, or Andrew Rodriguez, 646-536-7032
Both of The Ruth Group, www.TheRuthGroup.com

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events

(Financials Attached)

SELECTED FINANCIAL DATA
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Nine Months Ended
	9/30/2004	6/30/2004	9/30/2003	9/30/2004	9/30/2003
Net revenues	$19,509	$22,714	$12,725	$59,231	$33,183
Gross margin	7,783	10,416	5,471	25,410	12,929
Operating expenses:
Selling expense	3,226	3,358	2,976	9,289	7,234
Engineering and product development expense	1,852	1,841	1,709	5,346	4,657
General and administrative expense	1,884	2,080	1,480	5,700	4,328
Operating income (loss)	821	3,137	(694)	5,075	(3,290)
Other income	36	48	29	90	126
Earnings (loss) before income taxes	857	3,185	(665)	5,165	(3,164)
Income tax expense (benefit)	(384)	680	2,115	421	1,402
Net earnings (loss)	1,241	2,505	(2,780)	4,744	(4,566)

Net earnings (loss) per share - basic	$0.15	$0.30	$(0.33)	$0.56	$(0.55)
Weighted average shares outstanding - basic	8,500	8,363	8,326	8,409	8,325

Net earnings (loss) per share - diluted	$0.14	$0.29	$(0.33)	$0.54	$(0.55)
Weighted average shares outstanding - diluted	8,902	8,704	8,326	8,777	8,325

Condensed Consolidated Balance Sheets Data:
	As of:
	9/30/2004	6/30/2004	12/31/2003
Cash and cash equivalents	$ 6,953	$ 5,659	$ 5,116
Trade accounts and notes receivable, net	12,045	14,882	9,183
Inventories	10,532	9,774	7,332
Total current assets	31,044	31,483	22,939
Net property and equipment	4,402	4,269	4,539
Total assets	38,748	38,237	29,977
Accounts payable	4,804	6,417	3,507
Accrued expenses	4,487	4,682	3,391
Total current liabilities	9,899	12,156	7,269
Noncurrent liabilities	45	69	117
Total stockholders' equity	28,804	26,012	22,591